Exhibit 99.1

Avnet, Inc. to Acquire Access Distribution

•	Avnet Will Become Leading Distributor for Full Line of Sun Microsystems

•	Acquisition Adds Complementary Product Lines and Expands Geographic Coverage of Enterprise Distribution Business in Europe

•	Transaction Expected to Be Accretive to EPS Immediately After Closing

Phoenix, Arizona, November 6, 2006 — Avnet, Inc. (NYSE:AVT) (“Avnet”) and MRA Systems, Inc., a subsidiary of General Electric Company (NYSE:GE), announced today that they have reached a definitive agreement for Avnet to acquire Access Distribution, a General Electric company and leading value-added distributor of complex computing solutions for $412.5 million in cash, subject to adjustments based upon net book value at closing.  It is anticipated that the transaction, which is subject to normal regulatory approvals, will close by the end of calendar 2006.

Projected sales for Access Distribution are expected to be greater than $2 billion in calendar 2006, with roughly 90 percent coming from the Americas and the remainder from Europe. Through approximately 600 people worldwide, Access provides innovative solutions to increase its partners’ profitability and create competitive advantage. Access Distribution markets a portfolio of technology products highly complementary to Avnet’s existing offerings and will be integrated into Avnet’s Technology Solutions Group (TS). Upon completion of the acquisition, TS will have an expanded line card of complementary products and will now generate revenues from more than 35 countries.

Roy Vallee, Avnet’s Chairman and Chief Executive Officer, commented, “Access’ deep-rooted relationships with Sun Microsystems and its extensive value-added reseller base provides a strong complement to Avnet’s existing partnerships. As a well-respected IT distributor with valuable franchises, strong technical capabilities and talented people, Access represents an excellent strategic fit.  In addition to delivering more value to both companies’ customers and suppliers, we believe the combination creates significant value for Avnet shareholders.”

“We are excited about the benefits this relationship will bring to our customers, vendors and, of course, employees,” said Anna McDermott, president and chief executive officer, Access Distribution. “The combined expertise of both organizations will enable us to continue to grow and expand our business and offer tremendous value to the market.”

Mr. Vallee added, “We will maintain the focus on Sun Microsystems through a separate business unit with dedicated resources, similar to how we operate with IBM and HP. We plan to fund the transaction with existing liquidity and our preliminary estimate of expense synergies is approximately $15 million. The transaction is expected to be immediately accretive and should add approximately $0.20 to EPS in calendar 2007 while supporting the attainment of Avnet’s return on capital employed target of 12.5 percent.”

Banc of America Securities LLC acted as financial advisor and Gibson, Dunn & Crutcher LLP acted as legal counsel to Avnet in connection with this transaction.

Conference Call/Webcast Scheduled
A conference call relating to the announcement has been scheduled for today, November 6, 2006 at 2:00 PM EST (11:00 AM PST). Please dial (201) 689-8033 to listen to the call. In addition, a live internet broadcast will be available via Avnet’s website at www.ir.avnet.com. A replay will be available approximately 2–3 hours after the call ends until Friday, November 10, 2006 at 5:00 PM EST. To access the replay, please dial (201) 612-7415, account number 7815 and conference ID of 219936.

Forward Looking Statements

This press release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on management’s current expectations and are subject to uncertainty and changes in factual circumstances. The forward-looking statements herein include statements addressing future financial and operating results of Avnet and may include words such as ”will,” ”anticipate,” “expect,” “believe,” and “should,” and other words and terms of similar meaning in connection with any discussions of future operating or financial performance or business prospects. Actual results may vary materially from the expectations contained in the forward-looking statements.

The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: the Company’s ability to retain and grow market share, the Company’s ability to generate additional cash flow, any significant and unanticipated sales decline, changes in business conditions and the economy in general, changes in market demand and pricing pressures, allocations of products by suppliers, and other competitive and/or regulatory factors affecting the businesses of Avnet generally.

More detailed information about these and other factors is set forth in Avnet’s filings with the Securities and Exchange Commission, including the Company’s reports on Form 10-K, Form 10-Q and Form 8-K. Avnet is under no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

About Access Distribution
Access Distribution, a General Electric company and part of the Capital Solutions business, is a premier value-added technical distributor of complex computer products, solutions and services. With headquarters in Westminster, Colo., its breadth and depth of service and expertise offers its partners industry-leading support as they take complex computer solutions to market. Access Distribution provides innovative solutions to increase its partners’ profitability and competitive advantage as it focuses on leading technologies and services in the areas of network security, storage, enterprise applications software and the Sun Microsystems, Inc. systems platform.

Access Distribution has service, logistics and sales offices throughout the U.S. and Canada, and also has operations in Europe. For additional information and press announcements, please visit our web site at http://www.geaccess.com.

About Avnet
Avnet, Inc. (NYSE:AVT) is one of the largest distributors of electronic components, computer products and technology services and solutions with more than 250 locations serving 70 countries worldwide. The company markets, distributes and optimizes the supply-chain and provides design-chain services for the products of the world’s leading electronic component suppliers, enterprise computer manufacturers and embedded subsystem providers. Avnet brings a breadth and depth of capabilities, such as maximizing inventory efficiency, managing logistics, assembling products and providing engineering design assistance for its 100,000 customers, accelerating their growth through cost-effective, value-added services and solutions. For the fiscal year ended July 1, 2006, Avnet generated revenue of $14.25 billion. For more information, visit www.avnet.com.

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Investor Relations Contact:
Vincent Keenan
Investor Relations
(480) 643-7053
investorrelations@avnet.com

Media Contacts:
Michelle Gorel
Americas Public Relations
(480) 794-6943
michelle.gorel@avnet.com

Kirsten Klatt
EMEA Public Relations
+49 (0) 2153 733 328
Kirsten.klatt@avnet.com

GE Capital Solutions:
Stephen White
(203) 749-6295
stephen.white@ge.com

Access Distribution. General Electric, GE Access, Access Distribution and the GE monogram are registered trademarks of General Electric Company. All other company and product names contained herein are property of their respective holders.

Sun Microsystems, Inc. Sun, Sun Microsystems, the Sun logo, StorageTek, Sun Fire and The Network Is The Computer are trademarks or registered trademarks of Sun Microsystems, Inc. in the United States and other countries.